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                                                                     EXHIBIT 8.1

                                                        Writer's Direct Dial No:
November 19, 2002                                                   402.636.8312

                                                       Writer's Direct Dial Fax:
                                                                    402.231.8554

                                                                 E-Mail Address:
                                                         msullivan@bairdholm.com
Oregon Trail Ethanol Coalition, L.L.C.
Box 267
Davenport, Nebraska  68335

          Re:   Oregon Trail Ethanol Coalition, L.L.C.

Dear Sir or Madam:

          We have acted as legal counsel to Oregon Trail Ethanol Coalition, L.L.C., a Nebraska limited liability company (the "Company"), in connection with its offering of Limited Liability Company Member Units. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form SB-2 Registration Statement dated July 31,2002, as amended, relating to that offering (the "Registration Statement").

          You have requested our opinion as to the federal income tax consequences of owning member units of the Company that are described in the Registration Statement. We are assuming that the offering will be completed, that events will occur and that the operations of the limited liability company will be conducted in a manner described in the Registration Statement. We have examined the Registration Statement and such other documents as we have deemed necessary to render the opinion expressed below.

          Based on the foregoing, all statements as to matters of law and legal conclusions contained in the Registration Statement under the heading "Income Tax Considerations of Owning Our Membership Units" reflect our opinion, unless otherwise noted. This section of the Registration Statement contains a general description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of units relating to matters of law and legal conclusions and addresses material federal income tax consequences to prospective unit holders concerning the ownership and disposition of units.

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November 19, 2002
Page 2

          Our opinion extends only to matters of law and legal conclusions with respect to the general federal income tax consequences of owning units in the Company based on the assumptions stated in this opinion and does not extend to matters of fact. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens.

          An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor is an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

                                             Very truly yours,

                                             BAIRD, HOLM, MCEACHEN, PEDERSEN,
                                             HAMANN & STRASHEIM LLP


                                             By:
                                                --------------------------------
                                                 Michael L. Sullivan, Partner

MLS/mht